UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2012

Vistaprint N.V.

(Exact Name of Registrant as Specified in Charter)

The Netherlands	000-51539	98-0417483
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Hudsonweg 8 Venlo The Netherlands		5928 LW
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: 31 77 850 7700

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 1, 2012, the compensation committee (the “Compensation Committee”) of Vistaprint N.V. (the “Company”) approved the payout of cash awards previously granted to the Company’s executive officers pursuant to (i) annual cash incentive awards for the year ended June 30, 2012 (“fiscal 2012”) and (ii) 2012-2015 long-term cash incentive awards.

Annual Cash Incentive Awards

The Compensation Committee bases the annual cash incentives 50% on the Company’s achievement of full-year constant currency revenue goals and 50% on the Company’s achievement of full-year earnings per share (“EPS”) goals determined by the Compensation Committee based on the annual budget approved by the Company’s Supervisory Board.

In connection with the Company’s acquisition of Webs, Inc. (“Webs”) in December 2011, the Compensation Committee amended the fiscal 2012 annual cash incentive awards by revising the EPS calculation to exclude certain charges and expenses relating to the acquisition and integration of Webs (“Adjusted EPS”).

As set forth in each annual amended award agreement with the Company’s executive officers, the eligible payout for the annual cash incentives for fiscal 2012 is calculated as follows:

•

The annual incentive payout is a percentage of the target award for each executive, where the payout percentage equals (0.5 X Revenue Target Percentage^0.5 + 0.5 X EPS Target Percentage^0.5)^19.2. The Revenue Target Percentage and EPS Target Percentage are calculated by dividing the actual amounts of constant currency revenue and Adjusted EPS, respectively, for the fiscal year by the goals determined by the Compensation Committee.

•

If the Company’s actual constant currency revenue or actual Adjusted EPS is less than 90% of the goal, then the total combined annual cash incentive payout would be zero even if the other goal were achieved.

•	The payout percentage is capped at a maximum of 250%.

For fiscal 2012, the Company achieved constant currency revenue of $1.041 billion and Adjusted EPS of $1.23, as compared to the Company’s constant currency revenue goal of $1.029 billion and the EPS goal of $1.17 to $1.23 (calculated using $1.20 as the target). Although this level of achievement would have yielded a payout percentage of 119.8% of the executives’ targets in accordance with the formula set forth above, the Compensation Committee believed that the executives had not earned an above-target payout for fiscal 2012 because the 101.1% achievement of the revenue goal included revenue from businesses the Company had acquired during the fiscal year and without that additional revenue, the Company would not have achieved the revenue goal. Accordingly, the Compensation Committee used its discretion to reduce the payout percentage to 100% of the executives’ target levels, and the Compensation Committee approved payouts to the Company’s named executive officers as follows:

Name	Target Annual Incentive ($)	Actual Annual Incentive Paid ($)
Robert S. Keane	€603,000	€603,000
Katryn Blake	$270,000	$270,000
Wendy M. Cebula	$450,000	$450,000
Nicholas Ruotolo	$270,000	$270,000
Ernst J. Teunissen	€210,000	€210,000

Long-Term Cash Incentive Awards

The long-term cash incentive awards have performance cycles of four fiscal years and were granted for the fiscal years 2010-2013, 2011-2014 and 2012-2015. At the beginning of each four-year performance cycle, the Compensation Committee developed performance goals for each fiscal year within the specified cycle. Payments under the awards are based on the achievement of EPS targets expressed as dollar values in the low, medium and upper ranges. Each executive officer is eligible to receive 25% of his or her target total award for each fiscal year in the performance cycle. Actual payout levels can range from 0% to 250% of target award depending on the year.

In connection with the acquisition of Webs in December 2011, the Compensation Committee made the same amendment to the 2010-2013, 2011-2014 and 2012-2015 long-term cash incentive awards that it made to the fiscal 2012 annual cash incentive awards to incorporate the Adjusted EPS.

As the Company’s fiscal 2012 Adjusted EPS of $1.23 was below the lowest target amount for the 2010-2013 and 2011-2014 long-term cash incentive awards for fiscal 2012, the executive officers were not entitled to receive any payout with respect to fiscal 2012 performance under those awards.

For the Company’s 2012-2015 amended long-term cash incentive awards, the low, medium and upper ranges of EPS for the fiscal year 2012 payout were $1.08, $1.20 and $1.32, respectively. The payout threshold percentages for achievement at each target level were 50%, 100% and 130% for achievement in the low, medium and upper ranges, respectively.

If the Company’s Adjusted EPS is greater than or equal to the EPS low target, but less than the EPS upper target, the Applicable Percentage is equal to:

•	the payout threshold percentage for the highest EPS target achieved with respect to the applicable performance period, plus

•

a number calculated as follows: (A) a percentage equal to a fraction, the numerator of which equals the amount by which Adjusted EPS exceeded such applicable EPS target and the denominator of which equals the difference between the next highest EPS target that was not achieved and the highest EPS target achieved, multiplied by (B) the difference between the payout threshold percentage for the next highest EPS target that was not achieved and the payout threshold percentage for the highest EPS target achieved.

Because the actual fiscal year 2012 Adjusted EPS fell between the medium and upper ranges of the goals, the Compensation Committee determined that the awards were met at 108% of target levels, and the Compensation Committee approved payouts to the Company’s named executive officers as follows:

Name	2012-2015 Awards
	Target Fiscal 2012 Incentive ($)	Actual Fiscal 2012 Incentive Paid (108% of Target) ($)
Robert S. Keane	$142,500	$153,900
Katryn Blake	93,750	101,250
Wendy M. Cebula	143,750	155,250
Nicholas Ruotolo	93,750	101,250
Ernst J. Teunissen	93,750	101,250

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 7, 2012	VISTAPRINT N.V.

	By:	/s/ Michael C. Greiner
Michael C. Greiner
Vice President and Chief Accounting Officer